                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 SCHEDULE 14D-9

          SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___ )

                              Fashionmall.com, Inc.

----------------------------------------------------------------------------
----
                            (Name of Subject Company)

                              Fashionmall.com, Inc.

----------------------------------------------------------------------------
----
                      (Names of Persons Filing Statement)

                                  Common Stock

----------------------------------------------------------------------------
----
                         (Title of Class of Securities)

----------------------------------------------------------------------------
----
                     (CUSIP Number of Class of Securities)

                                     [NAME]

                            c/o Fashionmall.com, Inc.

                               575 Madison Avenue

                               New York, NY 10022

                                 (212) 891-6064

                                With a copy to:
                               Kenneth Koch, Esq.
               Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
                                666 Third Avenue

                               New York, NY 10017

----------------------------------------------------------------------------
----
     (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.